 Filed Pursuant to Rule 424(b)(3)
Registration No. 333-159645

SUPPLEMENT NO. 2 DATED JUNE 12, 2012
TO PROSPECTUS DATED MARCH 29, 2012

AMBIENT CORPORATION

This supplement amends the information in our  “Selling Stockholders” section of our  Prospectus dated March 29, 2012, as amended by Supplement No.1 dated May 16, 2012 (the “Prospectus”), relating to the resale by the selling stockholders of up to 239,649 shares of our common stock issuable upon exercise of currently exercisable warrants.

This prospectus supplement includes information to update the selling stockholders table in the Prospectus to reflect certain transfers of warrants to purchase shares of our common stock. This prospectus supplement is incorporated by reference into the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to the Prospectus.

SELLING STOCKHOLDERS TABLE

The following information is provided to update the selling stockholder table in the Prospectus to reflect the transfer of warrants to purchase shares of our common stock.  Specifically, on June 12, 2012, Vicis Capital Master Fund transferred to Double U Trading Fund Inc. warrants to purchase 141,200 shares of our common stock. The prospectus supplement relates to the resale of the shares issuable upon exercise of such warrants.  We may amend or supplement the information in this prospectus supplement from time to time in the future to update or change the information with respect to the selling stockholders in the table below and the shares which may be resold.  In addition, we may amend or supplement the Prospectus from time to time in the future to update or change the information with respect to other selling stockholders.

SELLING STOCKHOLDER	NUMBER OF SHARES OWNED BEFORE OFFERING	SHARES OFFERED PURSUANT TO THIS PROSPECTUS		COMMON STOCK TO BE BENEFICIALLY OWNED IF ALL SHARES OFFERED HEREUNDER ARE SOLD
				SHARES	PERCENT

GREGORY DRYER	118,785	94,785	(1)	24,000	*
DOUBLE U TRADING FUND INC.	141,300	141,200	(2)	100	*
PAUL KUHNS	3,664	3,664	(1)	--	*
———————
*	Represents less than 1%

1.
Represents shares of Common Stock issuable upon exercise Placement Agent Warrants. The selling stockholders are assignees of Kuhns Brothers, Inc. (“Kuhns”), the original stockholder and a registered broker-dealer, which served as a placement agent in the transactions described in the section "DESCRIPTION OF THE AGREEMENTS WITH THE SELLING STOCKHOLDERS." The selling stockholder is an employee of Kuhns. Each of Kuhns and the current selling stockholders have advised us that they purchased the securities solely for investment and not with a view to or for resale or distribution of such securities.

2.
Represents shares of Common Stock issuable upon exercise Placement Agent Warrants. The original rights-holders, Kuhns Brothers Inc. (“Kuhns”), John Kuhns (“JK”) and Mary Fellows (“MF”), sold these warrants to Vicis Capital Master Fund (“Vicis Capital”), the Company’s principal stockholder, in privately negotiated transactions.  On June 8, 2012, in a privately negotiated transaction in which the transferee selling stockholder represented that it was purchasing these securities solely for investment and not with a view to or for resale or distribution of such securities, Vicis Capital transferred these warrants to Double U Trading Fund Inc.  The current selling stockholder is a BVI corporation whose Manager is B&W Equities, LLC.  Isaac Winehouse is the manager of B&W Equities, LLC and Mr. Winehouse has ultimate responsibility for trading with respect to the selling stockholder, which includes voting and dispositive authority with respect to the Company’s securities held by the selling stockholder.  Mr. Winehouse disclaims beneficial ownership of the shares being registered hereunder.

Investing in our common stock is highly speculative and involves a high degree of risk.  You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 8 of the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is June 12, 2012.